Exhibit 99.(p)(1) Code of Ethics

Annex C        CODE OF ETHICS AND PERSONAL ACCOUNTS TRADING POLICY

This Code of Ethics and Personal Accounts Trading Policy (the “Code of Ethics”) applies to (i) Avenue[1] (including any Public Fund Adviser[2]) and all employees and other supervised persons of Avenue, including certain consultants and other third parties that Avenue requires be subject to its policies and procedures (hereinafter collectively referred to as “Adviser Employees”), and (ii) all employees, officers and trustees of each Public Fund (“Public Fund Personnel”) who are “Access Persons”[3] of such Public Fund.[4]  For purposes of this Code of Ethics, Adviser Employees and such Public Fund Access Persons are referred to as “Designated Employees.”

Designated Employees are generally prohibited from purchasing (both equity and debt) securities of individual companies (e.g., Yahoo, G.E., etc.).  However, certain securities transactions are permitted, subject to compliance with the policy and procedures set forth herein.

[1]              For purposes of this Code of Ethics, “Avenue” shall mean Avenue Capital Management II, L.P., Avenue Asia Capital Management, L.P., Avenue Europe International Management, L.P., , Avenue Europe Management, LLP and GL Advisors Hong Kong Limited.

[2]              For purposes of this Code of Ethics, “Public Fund Adviser” means, any Avenue investment adviser of a Public Fund (as defined below).

[3]              For purposes of this Code of Ethics, “Access Person” of a Public Fund includes:

(A) (i) any trustee, director, officer, partner or employee of the Public Fund or Avenue (or of any company in a control relationship to the Public Fund or Avenue), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by the Public Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (ii) any natural person in a control relationship to the Public Fund or Avenue who obtains information concerning recommendations made to the Public Fund with regard to the purchase or sale of securities by the Public Fund and (iii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of securities by the Public Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Public Fund regarding the purchase or sale of securities; and

(B) any of Avenue’s supervised persons:  (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client, and (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

“Supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Avenue, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of Avenue.

[4]              For purposes of this Code of Ethics, “Public Fund” means, as applicable, the Avenue Mutual Funds Trust (the “Open-End Fund”), to the extent that a closed-end fund is advised by the Adviser, such closed-end fund (the “Closed-End Fund”)and any other registered investment company advised by the Adviser that has adopted this Code of Ethics.

The Chief Compliance Officer[5], in his sole discretion, may waive the requirements of this Code of Ethics, provided the waiver is not inconsistent with the intent of this Code of Ethics.  In addition, the reporting and approval required for Access Persons of a Public Fund who are not employees of Avenue may be executed through the Code of Conduct Reporting system on a proxy basis.

I.             Purpose of the Code of Ethics

Rule 17j-1 under the Investment Company Act and Rule 206(4)-7 of the Advisers Act require, among other things, a registered fund and investment advisers to adopt a Code of Ethics containing provisions reasonably necessary to prevent access persons from engaging in conduct prohibited by Rule 17j-1(b) and prohibited conduct under the Advisers Act and Rules. This Code of Ethics constitutes the Code of Ethics of each Public Fund and the Fund Adviser.

II.            Prohibited Conduct

Pursuant to the Investment Company Act and the Advisers Act, it is unlawful for Adviser Employees and Public Fund Personnel to:

•                                          employ any device, scheme or artifice to defraud the Public Fund

•                                          make any untrue statement of a material fact to the Public Fund or fail to state a material fact necessary in order to make the statements made to the Public Fund, in light of the circumstances under which they were made, not misleading;

•                                          engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Public Fund; or

•                                          engage in any manipulative practice with respect to the Public Fund,

in connection with the purchase or sale (directly or indirectly) by such persons of a security “held or to be acquired”[6] by the Public Fund.

All Designated Employees are prohibited hereby from violating Rule 17j-1(b).

III.           Definition of a “Personal Account”

[5]              References in this Code of Ethics to the Chief Compliance Officer mean, (i) in the case of Adviser Employees, the Chief Compliance Officer of Avenue (including in his capacity as Chief Compliance Officer of the Closed-End Fund’s and the Open-End Fund’s adviser) and (ii) in the case of Employees who are not Adviser Employees, the Chief Compliance Officer of the applicable Public Fund.

[6]              With respect to a Public Fund, a security “held or to be acquired” means (i) any Covered Security (as defined under Rule 17j-1(a)(4)) which, within the most recent 15 days:  (A) Is or has been held by the respective fund; or (B) Is being or has been considered by the respective fund or its investment adviser for purchase by the respective fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security that is described in (i)(A) or (i)(B).

For purposes of this Code of Ethics, a “Personal Account” includes any account in which any Designated Employee has a direct or indirect beneficial (i.e., pecuniary) interest or trading discretion, including the accounts of:

•                                          a Designated Employee’s spouse (other than a legally separated or divorced spouse);

•                                          any other family member who resides with a Designated Employee or whose account is managed by a Designated Employee; and

•                                          any other account, except funds and accounts managed by Avenue and its affiliates, when a Designated Employee or an individual specified above has a pecuniary interest in the account or exercises control over the account, including an Open-End Fund or partnership account.  For the avoidance of doubt, “Personal Account” includes Avenue’s MAGs Accounts, which are proprietary accounts that only transact in trade claims.

Designated Employees are cautioned that under the federal securities laws, a wide variety of indirect interests, or accounts over which Designated Employees may exercise direct or indirect control or influence, may constitute a Personal Account. In case of any doubt or uncertainty, Designated  Employees Should discuss the applicability of these rules with the Chief Compliance Officer.

For purposes of this Code of Ethics, Personal Accounts do not include any account over which the Designated Employee has granted a third party investment discretion, but only if the Designated Employee has no “direct or indirect influence or control” over such account (e.g., a managed account).  The phrase “no direct or indirect influence or control” shall be consistently applied to mean the Designated Employee: (i) has no other relationship with the third party manager other than as his or her paid, independent professional (i.e., not a friend or relative or affiliated with the Designated Employee in any way); (ii) cannot suggest purchases or sales of an investment(s) in the account to the third party manager; (iii) cannot direct a transaction(s) within the account; and (iv) cannot consult with the third party manager regarding allocation of transaction(s) in the account.  Designated Employees may not give discretion to manage an account to a family member for purposes of evading this Code of Ethics. A Designated Employee that opens a discretionary personal account (i.e., a managed account) shall provide the Chief Compliance Officer with certifications from both the Designated Employee and the third party manager of the managed account, in a form satisfactory to the Firm, each stating the relationship between the Employee and the third party manager (i.e., independent professional vs. friend or relative; unaffiliated vs. affiliated firm) and that the Designated Employee does not have direct or indirect control or influence over the managed account. See Section IX below for managed account approval, certification and reporting obligations.

IV.          Exceptions

To the extent the Chief Compliance Officer has established a reasonable belief that a Designated Employee has a personal discretionary account (i.e., a managed account) over which he or she has “no direct or indirect influence or control,” as described in Section III. above, the reporting procedures in Section IX. below do not apply.

In addition, any trustee or director of a Public Fund, as the case may be, that is not an interested person of such Public Fund (a “Disinterested Trustee”) need not follow the reporting procedures described above.  A Disinterested Trustee that is an Access Person need only report a transaction in a security in a quarterly transaction report if such Disinterested Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a trustee of a Public Fund, should have known that, during the 15-day period immediately before or after the date of the transaction by the trustee, such security was purchased or sold by the Fund or the purchase or sale of such security was being considered by the Fund or the Adviser.

V.            Types of Accounts Included in the Personal Account Trading Policy

This policy applies to any Personal Account in which securities transactions may be executed or in which securities may be held, including, without limitation:

•                                          brokerage accounts, including IRA accounts;

•                                          safety deposit box, lock-box or bank vault, holding certificated securities or private placement agreements;

•                                          401K accounts (unless the plan is limited to holding SEC registered open-end mutual funds, then such accounts do not need to be reported);

•                                          fund accounts, if such account can hold privately placed funds, funds formed under the laws of a jurisdiction other than the U.S., ETFs or closed end funds; and

•                                          non-U.S. bank accounts or accounts at financial institutions (such as asset management companies or insurance institutions), if such accounts have the ability to trade in or hold securities.

Designated Employees who are located in the United States are required to use reasonable efforts to maintain their personal brokerage accounts with brokers that provide data in an electronic format.  If a United States based Designated Employee maintains a Personal Account at a brokerage firm that does not provide transaction and holdings information electronically, the Designated Employee shall use his reasonable efforts to instruct the broker to provide such information electronically.  Otherwise, the Employee may be required to move their personal brokerage account to one of the approved brokers as designated by the Chief Compliance Officer.

VI.          Securities Subject to Personal Trading Requirements

For purposes of the Code of Ethics, the term “security” is interpreted very broadly and includes, without limitation, stocks, bonds, notes, bills, debentures and includes puts, calls, other options, rights or futures based on securities and, for this Code of Ethics only, trade claims and bank debt.[7]

VII.         Trading on Personal Accounts

A.            Prohibited Personal Account Transactions

[7]              While bank debt and trade claims may not be defined as securities by the SEC, we are including them as securities for our personal trading policy because these are investments made by the Funds and personal trading in these investments could cause a conflict.

Except as set forth herein, Designated Employees are prohibited from executing the following types of transactions on their Personal Accounts:

•                  Selling a personal investment that has been held for less than thirty (30) days;

•                  buying single name securities, (both equity and debt), including, without limitation, initial public offerings (“IPO”);

•                  buying or selling an investment on a day on which Avenue or any Avenue Fund has a pending “buy” or “sell” order in the same investment until that order is executed or withdrawn;

•                  buying or selling an investment for their Personal Account within one (1) trading day before (if the Designated Employee is aware of a forthcoming client transaction) or after trading in that investment on behalf of an Avenue Fund;

•                  buying or selling an investment for their Personal Account within one (1) trading day before (if the Designated Employee is aware of a forthcoming recommendation) or after a recommendation on that investment is made or proposed by Avenue;

•                  cross trades between Designated Employees and Avenue Funds; and

•                  short-sales of any securities recommended by Avenue for purchase.

B.            Personal Account Transactions Where No Pre-Approval or Reporting Is Required

The following types of securities are excluded from the personal trading policies and procedures, including Designated Employee pre-approval and reporting requirements:

•                                          direct obligations of the Government of the United States;

•                                          bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (i.e., any instrument with a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements;

•                                          U.S. registered money market fund shares;

•                                          shares of open-end mutual funds; however, open-end mutual funds that are advised or sub-advised by Avenue or its affiliates require pre-approval of the Adviser;

•                                          currencies (including currency forward contracts); and

•                                          shares issued by unit investment trusts that are invested exclusively in one or more open-ended fund.

C.            Personal Account Transactions Where Pre-Approval Is Required

The following securities transactions may be made only upon obtaining pre-approval from the Chief Compliance Officer:

•                                          sale of single name securities held in an account (e.g., Google, Coca Cola);

•                                          direct obligations of any city or state government in the U.S.;

•                                          direct obligations of foreign governments;

•                                          mutual or money market funds formed under the laws of a foreign jurisdiction, including, without limitation, shares of UCITS funds;

•                                          auction rate securities;

•                                          ETFs and ETNs, which are index funds that represent a passively held basket of stocks or notes that reflect the composition of an index (e.g., Diamonds or Spiders);

•                                          employer-granted options (including the exercise and sale of the underlying common stock)  Note:  With pre-approval from the Chief Compliance Officer, a Designated Employee may enter hedging transactions for the purpose of hedging Designated Employee stock and option grants held by the Employee;

•                                          shares of any closed-end funds, including those that are advised or sub-advised by Avenue or its affiliates;

•                                          shares of open-end mutual funds that are advised or sub-advised by Avenue or its affiliates;

•                                          private placements and other unregistered offerings (including, without limitation, hedge funds, fund of funds, real estate funds, private equity funds and other private funds);

•                                          the purchase, by a Designated Employee, of securities of a company pursuant to a rights offering made to existing shareholders up to an amount equal to such employee’s pro-rata holdings in the company;

•                                          real estate investment trusts (REITs); and

•                                          in special circumstances, sales of personal investments that have been held for less than thirty (30) days.

Any Personal Account transactions made by the Chief Compliance Officer requiring pre-approval must be pre-approved by the Senior Managing Director of Avenue’s Legal Department.

VIII.        Personal Account Pre-Approval Process

Designated Employees may transact in any of the above listed securities by completing the electronic Trading Pre-Approval form in the Code of Conduct Reporting System and receiving pre-approval from the Chief Compliance Officer.

Avenue’s Compliance Department will confirm that Avenue does not presently hold the security, has not traded the security in the past five (5) trading days, has no present intent to transact in such security, as well as confirm that such security is not on the Focus List or Restricted List maintained by Avenue.  The Funds generally do not invest in ETFs, open-end mutual funds or closed-end mutual funds. Therefore, to the extent that an Employee is seeking to transact in an instrument that the Funds are unlikely to trade in, the Compliance Department can approve such transaction. However, for instruments that the Funds do typically transact in, the Compliance Department will seek approval from the applicable portfolio manager(s).  Even in situations where an Employee seeks to trade a security which the Funds may currently own or potential transact in, a transaction may be approved based on the liquidity of the security being traded (e.g., highly liquid securities like spider options) the Adviser may approve an Employee’s.  The Chief Compliance Officer shall approve or deny transactions and will notify the Designated Employee of pre-clearance.  Notification of approval or denial to trade may also be made verbally or by email for a Designated Employee who is not on premises at the time the request is made.  Verbal or email approval must also be documented in the Code of Conduct Reporting System.

Any pre-approval given will remain in effect only for the day on which approval is granted and the business day immediately following the pre-approval date (i.e., approval is only good for two days, also known as T+1; provided, however, that privately placed securities transactions are not required to close in T+1).  If the transaction is not completed within the T+1 preclearance window, pre-approval must be obtained again.  This procedure also must be followed for any uncompleted portion of a previously approved transaction.

If the Chief Compliance Officer later determines that execution of a previously approved trade for a Personal Account could create the appearance of impropriety, the Designated Employee may be required to forfeit the profits obtained or losses avoided, if any, in the trade.

IX.           Reporting Procedures

All Designated Employees within 10 days of commencing employment and annually thereafter must report the following:

•                                          Personal Accounts.  In addition, all accounts opened during a Designated Employee’s employment must be promptly reported;

•                                          Holdings.  All securities holdings for which such persons are direct or indirect beneficial owners or have investment discretion (i.e., holdings in any Personal Account); and

•                                          Transactions.  All securities transactions within 30 days of the end of each quarter.

In addition, all Designated Employees must certify annually that their personal accounts,  holdings and transactions, as submitted to the Chief Compliance Officer, are accurate.

•                                          Managed Accounts. In accordance with Rule 204A-1(b)(3)(i) of the Adviser’s Act, Avenue’s Code of Ethics exempts managed accounts from reporting and pre-approval of transactions, but does require pre-approval before opening a managed account. Notwithstanding the exemption, the Designated Employee and the third party manager of the managed account must certify, initially, upon the opening of the managed account, and, periodically, but not less than annually, thereafter, that the Designated Employee: (i) has no direct or indirect control over the account; (ii) did not suggest that, or direct, the third party manager make any particular purchase or sales of securities for the account during a designated time period; and (iii) did not consult with the third party manager as to the particular allocation of transaction(s) to be made in the account during a designated time period.  Additionally, while the Designated Employee of a managed account is not obligated to regularly report on the managed account in accordance with the above reporting procedures, the Chief Compliance Officer may periodically request from the Designated Employee reports on holdings and/or transactions made in the managed account, and the Designated Employee is obligated to promptly provide such reports.  If, at any time, the Designated Employee or the third party manager cannot make the above referenced certifications or does not promptly provide such requested holdings and/or transaction reports, the Chief Compliance Officer shall notify the Designated Employee that the account will no longer be considered a managed account, and, therefore, such account shall be obligated to comply with Avenue’s Personal Accounts Trading Policy in its entirety.

The Chief Compliance Officer must identify the Designated Employees required to provide the reports required under this Section IX. and must inform such Designated Employees of their reporting obligation.

The above certifications will be made in the Code of Conduct Reporting System (or by such other means as the Chief Compliance Officer determines).

Designated Employees may not open new trading accounts without the prior approval of the Chief Compliance Officer.  Absent special circumstances, the Chief Compliance Officer does not expect to approve new accounts with a brokerage firm unless Avenue will receive Personal Account transaction confirmations and holdings statements electronically from such broker.

X.            Sanctions

Violations of the Code of Ethics may result in disgorgement of profits, monetary and other penalties, censure, suspension or termination of employment.  Failing to comply with the Code of Ethics may also violate federal and state laws.  Concerns about potential violations of the Code of Ethics should be reported immediately to the Chief Compliance Officer.

XI.           Reports to Boards of Trustees of each Public Fund (the “Board”)

No less frequently than annually, the Public Fund’s Chief Compliance Officer, on behalf of the Public Fund, and the respective Public Fund Adviser must each furnish to the Public Fund’s Board and the Board must consider, a written report that:

•                                          describes any issues arising under the Code of Ethics or procedures since the last report to such Board, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations; and

•                                          certifies that a Public Fund or the Public Fund Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

XII.         Recordkeeping

The Chief Compliance Officer will arrange for records to be maintained relating to compliance with the Code of Ethics as follows:

•                                          a copy of the Code of Ethics and amendments thereto;

•                                          a record of any violation of the Code of Ethics and any action taken as a result of the violation[8];

•                                          a record of all written acknowledgments by each Employee that she/he has received the Code of Ethics and any amendments thereto;

•                                          Record of all persons (within the last 5 years) required to make reports under the Code of Ethics;

•                                          Code of Ethics reports;

•                                          Records of decisions (and supporting reasons) to allow persons covered by the Code of Ethics to purchase or sell securities; and

•                                          A record of each brokerage statement provided by Designated Employees (or each transaction and holdings report made by Employees in lieu of such brokerage statements).

[8]              However, in the case of late disclosures discovered during the annual recertification process, so long as the disclosure is immaterial (i.e., does not cause harm to the Adviser or the Avenue Funds), the late disclosure will not be considered a violation of the Code of Ethics.